FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP announces extension of tender offer for UNITED INVESTORS INCOME PROPERTIES, L.P..

Moraga, Calif. (Market Wire)—May 19, 2008-- MPF Badger Acquisition Co., LLC; MPF DeWaay Fund 6, LLC; MPF DeWaay Premier Fund 4, LLC; MPF ePlanning Opportunity Fund, LP; MPF Senior Note Program II, LP; MP Acquisition Co. 3, LLC; MPF Flagship Fund 10, LLC; MPF DeWaay Premier Fund 2, LLC; MacKenzie Patterson Special Fund 7, LLC; MPF Special Fund 8, LLC; MPF Income Fund 24, LLC; MPF Flagship Fund 13, LLC; MPF DeWaay Fund 5, LLC
; and MacKenzie Patterson Fuller, LP (the “Purchasers”) have extended the expiration date of their tender offer for Units of limited partnership interest (the “Units”)  in UNITED INVESTORS INCOME PROPERTIES, L.P. (the “Partnership”).  The expiration date has been extended through June 3, 2008.

As of the date hereof, a total of 644 Units of the Partnership have been tendered by securities holders and not withdrawn.  No other Units have been tendered to date.

For further information, contact Christine Simpson at the below telephone number.

MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100